Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), made this 22nd day of December, 2004, by and between MTR Gaming Group, Inc., a Delaware corporation having its principal office at State Route 2 South, Chester, West Virginia 26034, together with all of its subsidiaries whether now existing or hereafter formed or acquired (collectively, the “Company”), and Edson R. Arneault, One Riverside Drive, New Cumberland, West Virginia (“Executive”).

WHEREAS, the Executive has been employed by the Company in the capacity of President, Chief Executive Officer and Chairman of the Company pursuant to an Employment Agreement between the Company and the Executive dated September 28, 2001 (the “2001 Agreement”); and

WHEREAS, the Executive and the Company desire to amend the terms of the 2001 Agreement.

Now, therefore, the parties, in reliance upon the mutual promises and covenants herein contained, do hereby agree as follows, effective as of the date of the Agreement:

A.                                    Amendments.

1.                                       Amendment to Section 2 of the Agreement.  Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

“The Company hereby agrees to employ Executive, and Executive agrees to serve the Company, in the capacity of (A) President and Chief Executive Officer of the Company for a six year period commencing on January 1, 2001 (the “Employment Date”) and ending on December 31, 2006 (such period, subject to earlier termination as provided herein, being referred to as the “Period of Employment”) and (B) Chairman of the Company for a nine year period commencing on the Employment Date and ending on December 31, 2009 (the period beginning on the January 1, 2007 and ending on December 31, 2009, subject to earlier termination as provided herein, being referred to as the “Period of Relationship,” and the Period of Employment together with the Period of Relationship, the “Total Period”).”

2.                                     Amendment to Section 3 of the Agreement.  Section 3 of the Agreement is hereby amended and restated in its entirely as follows:

“During the Period of Employment, Executive agrees to serve the Company as President, Chief Executive Officer, and Chairman, as well as President, Chief Executive Officer, and Chairman of Mountaineer Park, Inc., Speakeasy Gaming of Las Vegas, Inc., Speakeasy Gaming of Reno, Inc., Speakeasy Gaming of Fremont, Inc., MTR-Harness, Inc., Jackson Harness, Inc., vice president and director of Scioto Downs, Inc. and in such other offices and directorships of the Company and of its subsidiaries and related companies (collectively, “Affiliates”) to which he may be elected or appointed, and to perform such other reasonable and appropriate duties as may be requested of him by the board of directors of the Company (the “Board of Directors”), in accordance with the terms herein set forth.  During the Period of Relationship, Executive agrees to serve the Company as Chairman, and to perform such other reasonable and appropriate duties as may be requested of him by the Board of Directors.  In performance of his duties, Executive shall be subject to the direction of the Board of Directors.  During the Period of Employment, excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full time, energy and skill during regular business hours to the business and affairs of the Company and its affiliates and to the promotion of their interests.  During the Period of Relationship, excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full energy and skill for approximately 25% of regular business hours to the business and affairs of the Company and its Affiliates and to the promotion of their interests at such times as the Board of Directors shall determine.”

3.                                       Amendments to Section 4(a) and 4(b) of the Agreement.  Section 4(a) of the Agreement is hereby amended by the addition of the phrase “During the Period of Employment,” as the beginning of each sentence therein.

4.                                       Amendment to Section 4(b) of the Agreement.  Section 4(b) of the Agreement is hereby amended and restated in its entirety as follows:

“Annual Bonus.  During the Period of Employment, Executive shall be entitled to (i) semi-annual cash bonuses of $50,000 and (ii) an annual cash bonus in an amount equal to one plus the factor by which EBITDA (determined on the basis of independently audited financial statements) for the calendar year then completed exceeded (by at least $1) EBITDA for calendar year 2000 (i.e., $32.1 million) multiplied by $250,000.  In no event shall the sum of one plus the aforementioned factor be less than zero.  By way of example, (A) if EBITDA for 2001 were $40 million, then the bonus earned in 2001 and payable in 2002 upon completion of the Company’s audit would be $311,500, (B) if EBITDA for 2001 were $32,100,000, then such bonus would be $0, (C) if EBITDA for 2001 were $32,100,001, then such bonus would be $250,000, (D) if EBITDA for 2001 were $20,000,000, then such bonus would be $0 and (E) if EBITDA for 2001 were -($100,000), then such bonus would be $0, each of which is calculated as follows:

A.    $40,000,000 - $32,100,000 = $7,900,000;
$7,900,000 ÷ $32,100,000 = 0.246;
$250,000 X (1 + . 246) = $311,500

B.    $32,100,000 - $32,100,000 = $0
$0 ÷ $32,100,000 = $0
$250,000 X (1 + 0) = $250,000, BUT because EBITDA for 2001 did not exceed EBITDA for 2000 by $1, the bonus is $0

C.    $32,100,001 - $32,100,000 = $1
$1 ÷ $32,100,001 = $0.00000003
$250,000 X (1 + 0.00000003) = $250,000

D.    $20,000,000 - $32,100,000 = -($12,100,000)
-($12,100,000) ÷ $32,100,000 = -.377
$250,000 X (1 + (-.377)) = $155,750, BUT because EBITDA for 2001 did not exceed EBITDA for 2000 by $1, the bonus is $0

E.     -($100,000) - $32,100,000 = -($32,200,000)
-($32,200,000) ÷ $32,100,000 = -1.003
1 + (-1.003) = -.003, BUT this calculation may not drop below zero
$250,000 X 0 = $0

Each Annual Bonus shall be payable to Executive within ten (10) days after the conclusion of the Company’s audit for the calendar year then completed.”

5.                                       Amendments to Section 4(c) of the Agreement.  Section 4(c) of the Agreement is hereby amended as follows:

I.  Section 4(c)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“for each calendar year commencing with 2001, calculate the factor by which each of the following measures differed from such measure for calendar year 2000 (referred to herein as the “Base Year”) plus one; provided, that in no instance shall any such factor plus one be less than zero:”

II.  Section 4(c)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“Calculate the average of all such factors by adding them and dividing the sum by the total number of factors (24 factors assuming the Period of Employment is not terminated early) to determine the “Factor Average”.

III.  Section 4(c)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

“Add 1.0 to the Factor Average for each of the following to determine the “Adjusted Factor Average”:

(A)      Acquisition of a racetrack (including a license to build and operate a racetrack) at any time from the Employment Date to the date that is one day prior to the date of this Amendment in New York, New Jersey, Delaware, Maryland, Ohio, Kentucky, Virginia, West Virginia, Michigan (including a definitive agreement to acquire a racetrack so long as such acquisition is consummated during the Period of

Employment pursuant to the definitive agreement) or Minnesota (including the Company’s acquisition of a 50% interest in North Metro Harness Initiative, LLC so long as that entity receives during the Period of Employment a license to build and operate a racetrack); provided, however the acquisition of a portion of such an enterprise will result in an addition to the Factor Average of the product of the percentage acquired by the Company multiplied by 1.0;

(B)        Acquisition of a gaming venue at any time from the Employment Date to the date that is one day prior to the date of this Amendment; provided, however, that such gaming venue generates positive EBITDA in the first full year of operations during which non pari-mutuel gaming commenced; provided further, however the acquisition of a portion of such an enterprise will result in an addition to the Factor Average of the product of the percentage acquired by the Company multiplied by 1.0;

(C)        Acquisition of a racetrack or a gaming venue at any time from the date of this Amendment to the end of the Period of Employment; provided, that such racetrack or gaming venue generates, (i) during the first full year or (ii) as a per year average over the first three full years (each such period, the “Reference Period”) of operations of either racing or gaming activity, the target incremental Return on Investment determined by the Board of Directors; provided further, however the acquisition of a portion of such an enterprise will result in an addition to the Factor Average of the product of the percentage acquired by the Company multiplied by 1.0; the determinations as to the period that constitutes a “full year of operations” and whether the Reference Period shall consist of one full year of operations or the average of the first three full years of operations shall be made at the discretion of the Board of Directors;

(D)       The passage of a law or regulation at any time from the Employment Date to the date that is one day prior to the date of this Amendment as to which the Executive has devoted substantial effort that, in the judgment of the compensation committee, substantially improves the gaming product at a Company owned facility; and

(E)         The passage of a law or regulation at any time from the date of this Amendment to the end of the Period of Employment as to which the Executive has devoted substantial effort that generates, during the first full year after such passage, the target incremental Return on Investment determined by the Board of Directors.”

IV.  The concluding paragraph of Section 4(c) is hereby amended and restated in its entirety as follows:

“The Long-Term Performance Bonus determined pursuant to Sections 4(c)(i)-(iv) shall be payable to Executive within ten (10) days after the conclusion of the Company’s audit for the last calendar year of the Period of Employment; provided, however that if such audit is completed prior to the date on which proper and complete calculations with respect to any acquisition or law/regulation can be made pursuant to either of Sections 4(c)(iii)(C) or 4(c)(iii)(E), then any amounts owed pursuant to either such section with respect to any such acquisition or law/regulation shall be paid within ten (10) days after the conclusion of the Company’s audit for the calendar year during which the completion of such calculation was possible; and provided further, however that the Company may withhold from such payment an amount sufficient to satisfy any applicable withholding taxes.  Further, the Long-Term Performance Bonus shall be capped at $10 million.  Examples of the calculation of the Long-Term Performance Bonus are set forth on Exhibit A, attached hereto.”

6.                                       Amendment to Section 4(d) of the Agreement.  Section 4(d) of the Agreement is hereby amended by adding a closing parenthesis after the reference therein to the “Period of Employment.”

7.                                     Amendment to Section 4(e) of the Agreement.  A new Section 4(e) is hereby added as follows, and the current Sections 4(e) through (l) are re-lettered as Sections 4(f) through (m), respectively:

“(e)                            Period of Relationship.  From January 1, 2007 until the end of the Period of Relationship, the compensation of the Executive for his services pursuant to the terms of this Agreement shall be:

(i)                                     25% of the average of the amount paid to Executive pursuant to Section 4(a) during the final three calendar years of the Period of Employment, which shall be payable on the same terms as described in Section 4(a); plus

(ii)                                  semi-annual cash bonuses of $12,500; plus

(iii)                               an annual cash bonus equal to 25% of the average amount paid to Executive pursuant to Section 4(b)(ii) during the final three calendar years of the Period of Employment, which shall be payable on the same terms described in Section 4(b)(ii).”

8.                                       Amendment to Section 4(k) of the Agreement.  Section 4(k) of the Agreement (as in effect immediately after giving effect to Amendment Number 7, above) is hereby amended by adding the following to the end of the existing text:

“Until September 1, 2008, Executive shall have the non-transferable option, exercisable by the provision of written notice to the Board of Directors, to purchase the house and real property located at One Riverside Drive, New

Cumberland, West Virginia and certain surrounding acreage acquired by the Company in 2004 (as described on Schedule 4(k)) and/or the furnishings therein for a purchase price equal to the book value reflected on the current financial statements and records of the Company at the time of such notice.  The purchase shall be consummated as promptly as practicable after provision of the notice, but in any event within six months thereafter.  The purchase rights created hereby shall (i) be subject to compliance with the Company’s Third Amended and Restated Credit Agreement with Wells Fargo Bank, N.A. as agent bank as such agreement may be amended or restated from time to time and (ii) not prevent the Company from selling any of such real or personal property during the option period and thus shall not be deemed as an encumbrance or defect with respect to the Company’s title to such property.  Upon the consummation of the purchase by Executive contemplated by this Section 4(k), the Company shall be released from the obligations under the first three sentences of this Section 4(k), and such provisions shall be of no further force or effect.”

9.                                       Amendments to Section 5 of the Agreement.  Section 5 of the Agreement is hereby amended and restated in its entirety by the following:

“Early Termination.

(a)                                  Notwithstanding the provisions of Section 2 hereof, Executive may be discharged by the Company for Cause (as defined in Section 5(d) hereof), in which event the Total Period hereunder shall cease and terminate and the Company shall have no further obligations or duties under this Agreement, except for obligations accrued under Section 4 at the date of termination.  In addition, the Total Period shall cease and terminate upon the earliest to occur of the following events:  (i) the death of Executive or (ii) at the election of the Board of Directors (subject to the Americans With Disabilities Act), the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of 180 consecutive days.  Upon termination of the Total Period pursuant to the preceding sentence, the Company shall continue to pay to Executive or his estate, as the case may be, the entire compensation otherwise payable to him under Section 4(a) hereof (if during the Period of Employment) for two years or Section 4(e) hereof if during the Period of Relationship.

(b)                                 In the event Executive is discharged by the Company other than for Cause (as defined in Section 5(d) hereof) or other than pursuant to Section 5(a) hereof by reason of physical or mental disability, Executive shall have no further obligations or duties under this Agreement; provided, however, that Executive shall continue to be bound by the provisions of Section 6 hereof if the Company performs its obligations under this Section 5(b).  In the event of termination of the Total Period pursuant to the preceding sentence, the Company shall continue to pay Executive the entire compensation otherwise payable to him under the provisions of Sections 4(a), (b), (c) and (e) hereof for the otherwise remaining Total Period without any duty on the part of Executive to mitigate such payments; provided, however, that if Executive should die prior to the end of such period, the provisions of Section 5(a) hereof shall be applicable as though Executive’s employment hereunder had not been so terminated.

(c)                                  Notwithstanding Section 5(b) hereof, in the event that following a Change in Control (as defined in Section 5(f) hereof) Executive is discharged by the Company other than for Cause (as defined in Section 5(d) hereof) or other than pursuant to Section 5(a) hereof by reason of physical or mental disability, or Executive terminates employment with the Company for Good Reason (as defined in Section 5(e) hereof), Executive shall have no further obligations or duties under this Agreement; provided, however, that Executive shall continue to be bound by the provisions of Section 6 hereof if the Company performs its obligations under this Section 5(c).  In the event of termination of the Total Period pursuant to the preceding sentence, the Company shall, in addition to paying the obligations accrued under Section 4 at the date of termination, (i) pay Executive, within 30 days of such termination, a cash severance payment, with no duty by Executive to mitigate such payment, in an amount equal to three times the annual base salary payable to Executive under Section 4(a) (if during the Period of Employment) or Section 4(e) (if during the Period of Relationship) on the day before such termination; provided, however, that the amount of such severance payment shall be capped to the extent necessary to avoid an excess parachute payment that would trigger an excise tax; and (ii) pay on Executive’s behalf the next five annual premium payments for Executive’s deferred compensation plan then in effect.

(d)                                 For purposes of this Section 5, the term “Cause” shall mean (i) conviction of a felony, (ii) embezzlement or misappropriation of funds or property of the Company or any of its Affiliates, (iii) Executive’s consistent refusal to substantially perform, or willful misconduct in the substantial performance of, his duties and obligations hereunder; or (iv) Executive’s engaging in activity that the Board of Directors determines in its reasonable judgment could result in the suspension or revocation of any video lottery, pari-mutuel, or other gaming license or permit held by the Company or any of its subsidiaries.

(e)                                  For purposes of this Section 5, the term “Good Reason” shall mean (i) the assignment to Executive of any duties or responsibilities which in the reasonable judgment of Executive are inconsistent in any respect with Executive’s position as President, Chief Executive Officer and Chairman during the Period of Employment, and as Chairman during the Period of Relationship (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3, or any other action by the Company which in the reasonable judgment of Executive results in a substantial diminishment in such position, authority, duties or responsibilities (provided, however, that the assignment of tasks or responsibilities previously performed by Executive to Executive’s subordinates shall not constitute Good Reason); (ii) the Company’s requiring relocation of Executive, without his prior written consent, to a place of employment other than Chester, West Virginia, or Las Vegas, Nevada, except for travel reasonably required in the performance of Executive’s responsibilities (it being understood that the Company’s obligation to provide Working Facilities only at its corporate headquarters shall not constitute relocation for purposes of determining Good Reason); or (iii) the Company’s failure to substantially comply with the provisions of Section 4 of this Agreement.

(f)                                    For purpose of this Section 5, the term “Change in Control” shall mean: (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A, as in effect on the date hereof, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) any person, including a “group” as such term used in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Company’s outstanding voting securities other than a person who was an officer or director of the Company on the date of this Agreement; or (iii) individuals who, as of the date hereof, constitute the Board of Directors ceasing for any reason to constitute at least a majority of the Board of Directors; provided, however, that in the case of a Change in Control pursuant to this Section 5(f)(iii), Executive may not terminate this Agreement for Good Reason unless Executive does so by written notice within five (5) business days after Executive has actual notice that such Change in Control has occurred.

(g)                                 Upon the termination of the Executive’s Period of Employment or Period of Relationship pursuant to Section 2 or Section 5 (other than for Cause) hereof, the Executive shall have the right to purchase from the Company for a price equal to the then-depreciated book value (i) the furnishings in the Executive’s office at the Company’s headquarters and/or (ii) any passenger automobiles owned by the Company and generally used by the Executive; provided, however, that Executive’s right pursuant to this Section 5(g) shall not prevent the Company from selling any of such personal property during the Period of Employment and thus shall not be deemed as an encumbrance or defect with respect to the Company’s title to such property.  Further, with respect to any purchases pursuant to this Paragraph 5(g), the Executive shall have forty-five (45) days in which to notify the Company of his intent to exercise such right, with closing to occur within a reasonable time thereafter.  Executive’s rights hereunder shall not be transferable.”

10.                               Amendment to Section 6(b) of the Agreement.  Section 6(b) of the Agreement is hereby amended and restated in its entirety by the following:

“Executive agrees that during the term hereof, and for a period of one year from the termination of the Total Period for any reason (including, without limitation, as a result of this Agreement’s termination in accordance with its own terms), he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation (other than an Affiliate), or member of or consultant to any partnership or other entity, or engage in any business as a sole proprietor or act as a consultant to any business or entity that operates a gaming or pari-mutuel wagering business, in each case which competes with any gaming business or gaming activity engaged in, or known by Executive to be contemplated to be engaged in, by the Company or any of its Affiliates within a state in which the Company or any of its

Affiliates is so engaged or then contemplates becoming so engaged; provided, however, that competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than five percent (5%) of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market. Executive agrees that during the non-compete period referred to in this Section 6, neither Executive nor any person or enterprise controlled by Executive will solicit for employment any person employed by the Company or any of its Affiliates at, or at any time within three months prior to, the time of the solicitation.”

11.                               Amendment to Section 6(c) of the Agreement.  Section 6(c) is hereby amended by adding the following sentences at the end thereof:

“If any of the provisions of this Section 6 of any part thereof are hereafter adjudicated by a court of competent jurisdiction to be invalid or unenforceable, then such court is hereby requested to amend such provision by deleting or amending the portion thus adjudicated to be invalid or unenforceable.  Any such deletion or amendment shall be deemed by the parties to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, so as to render such provision enforceable as so amended in such jurisdiction.  Such deletion or amendment shall not apply with respect to the operation of this Agreement in any other jurisdiction or geographic area and shall not affect the remainder of the provision, which shall be given full effect, without regard to the invalid portions.”

B.                                    Miscellaneous.

This Amendment is further governed by the following provisions:

1.                                       Parties In Interest.  This Amendment shall be binding upon and inure to the benefit of Executive, and it shall be binding upon and inure to the benefit of the Company and any corporation succeeding to all or substantially all of the business and assets of the Company by merger, consolidation, purchase of assets or otherwise.

2.                                       Arbitration.  Any disputes arising under the terms of this Amendment shall be settled by binding arbitration between the parties in Hancock County, West Virginia in a proceeding held under the rules of the American Arbitration Association.  In such proceeding, each party shall choose one arbitrator and the two so chosen shall choose a third arbitrator.  The vote of two of the arbitrators shall be sufficient to determine an award.

3.                                       Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law or conflicts of law rules and laws of such jurisdiction.

4.                                       Severability.  In the event that any term or condition contained in this Amendment shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Amendment, but this Amendment shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

MTR GAMING GROUP, INC.

/s/ Edson R. Arneault	/s/ Donald J. Duffy
Edson R. Arneault	Donald J. Duffy, Chairman of the Compensation Committee

/s/ LC Greenwood
LC Greenwood, Member of the Compensation Committee